EX-99.CODE ETH

TOUCHSTONE INVESTMENT TRUST

TOUCHSTONE STRATEGIC TRUST

TOUCHSTONE TAX-FREE TRUST

TOUCHSTONE VARIABLE SERIES TRUST

TOUCHSTONE FUNDS GROUP TRUST

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

I.	INTRODUCTION

The Board of Trustees of Touchstone Investment Trust, Touchstone Strategic Trust, Touchstone Tax-Free Trust, Touchstone Variable Series Trust, Touchstone Funds Group Trust and Touchstone Institutional Funds Trust (the “Trusts”) has adopted this code of ethics (the “Code”), as amended, applicable to its Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) to promote:

•	Honest and ethical conduct, including the ethical handling of conflicts of interest;

•	Full, fair, accurate, timely and understandable disclosure;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in the Code for violations of the Code; and

•	Accountability for adherence to the Code.

II.	COVERED OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

Each Covered Officer owes a duty to the Trusts to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trusts’ policies;

•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trusts policies;

•	Adhere to a high standard of business ethics; and

•	Place the interests of the Trusts before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III.	COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APRARENT CONFLICTS OF INTEREST

GUIDING PRINCIPLES: A “conflict of interest” occurs when an individual’s personal interest interferes with the interest of the Trusts. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Trusts’ work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trusts. In addition, investment companies should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Trusts should never be subordinated to gain a personal advantage.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trusts that already are subject to conflict of interest provisions in the Investment Company Act of 1940, (the “1940 Act”), and the Investment Advisers Act of 1940, each as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as “affiliated persons” of the Trusts. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior they will be deemed to be incorporated in this Code and therefore any such violation will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.

As to conflicts arising from, or as a result of the contract relationship between, the Trusts, Touchstone Advisors, Inc. (the “Advisor”), the Trusts’ investment adviser, and Touchstone Securities, Inc. (the “Distributor”), the Trusts’ distributor, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the Advisor’s fiduciary duties to the Trusts, the Covered Officers will in the normal course of their duties (whether formally for the Trusts or for the Advisor, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Advisor and the Trusts. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and the Advisor and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trusts.

Each Covered Officer must:

•	Avoid conflicts of interest wherever possible;

•	Handle any actual or apparent conflict of interest ethically;

•	Not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	Not cause a Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit such Trust;

•	Not use knowledge of portfolio transactions made or contemplated for a Trust to profit or cause others to profit, by the market effect of such transactions;

•	As described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Trusts’ Compliance Officer; and

•	Report at least annually any affiliations or other relationships related to conflicts of interest that the Trusts’ Directors and Officers Questionnaire covers.

Some conflict of interest situations that should always be discussed with the Trusts’ Chief Compliance Officer, if material, include the following:

•	Any outside business activity;

•	Service as a director on the board of any public or private company;

•	The receipt of any gifts;

•	The receipt of any entertainment from any company with which the Trusts have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	Being in the position of supervision, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

•	Any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than the Advisor and Distributor; and

•	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	DISCLOSURE

Each Covered Officer is required to be familiar, and comply, with the Trusts’ disclosure controls and procedures so that the Trusts’ subject reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trusts’ other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Trusts as well as the business and financial operations of the Trusts; and

•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts’ internal auditors, independent directors, independent auditors, and to governmental regulators and self-regulatory organizations.

V.	COMPLIANCE

It is the Trusts’ policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to affiliated transactions, accounting, and auditing matters.

VI.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	Upon receipt of this Code, sign and submit to the Trusts’ Chief Compliance Officer an acknowledgment stating that he or she has received, read, and understands the Code.

•	Annually thereafter submit a form to the Trusts’ Chief Compliance Officer confirming that he or she has received, read, and understands the Code, and has complied with the requirements of the Code.

•	Not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

•	Notify the Trusts’ Chief Compliance Officer promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the Trusts’ Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Trusts’ Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

The Trusts’ Chief Compliance Officer is authorized and encouraged to consult, as appropriate, with the Audit Committee (the “Committee”) and the Independent Trustees.

The Committee is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Principal Executive Officer will be considered by the Committee.

The Trusts will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

•	The Trusts’ Chief Compliance Officer will take all appropriate action to investigate any violations reported to him or her;

•	Violations and potential violations will be reported to the Committee after such investigation;

•	If the Committee determines that a violation occurred, it will inform the Board of Trustees who will take all appropriate disciplinary or preventive action;

•	Appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities; and

•	Any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC Rules.

VII.	OTHER POLICIES AND PROCEDURES

The Trusts’ code of ethics under Rule 17j-1 of the 1940 Act are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII.	AMENDMENTS

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Board of Trustees, including a majority of Independent Trustees.

IX.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of Board of Trustees and their counsel.

X.	INTERNAL USE

The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of the Trusts, as to any fact, circumstance, or legal conclusion.

Date: May 19, 2003

Amended: November 22, 2013

Exhibit A

Persons Covered by this Code of Ethics

Jill T. McGruder	—President	Touchstone Investment Trust
Touchstone Strategic Trust
Touchstone Tax-Free Trust
Touchstone Variable Series Trust
Touchstone Funds Group Trust
Touchstone Institutional Funds Trust

Terrie A. Wiedenheft	— Controller and Treasurer	Touchstone Investment Trust Touchstone Strategic Trust
Touchstone Tax-Free Trust
Touchstone Variable Series Trust
Touchstone Funds Group Trust
Touchstone Institutional Funds Trust

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

ANNUAL CERTIFICATION

TO:		Trusts’ Chief Compliance Officer

RE:		Code of Ethics for Senior Financial Officers

FROM:	__________________________________
(Please print your name)

I hereby acknowledge, agree and certify that I have received, read, understand and will abide by the Code of Ethics for Senior Financial Officers.

_____________________________	___________________________
Signature	Date